CUSIP No. G211OU 10 9	13G	Page 16 of 17 Pages

Exhibit 1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

Date: September 4, 2007

Rosetta Stone Capital Limited

By:	/s/ Guozhong Xie
Name:	Guozhong Xie
Title:	Director

/s/ Guozhong Xie
Mr. Guozhong Xie

Keen View Investments Limited

By:	/s/ Pan Pan Hui
Name:	Pan Pan Hui
Title:	Director

Sun Fortune Investments Limited

By:	/s/ Yi Mei Liu
Name:	Yi Mei Liu
Title:	Director

Smartmind Investments Limited

By:	/s/ Yunxiao Zhao
Name:	Yunxiao Zhao
Title:	Director

/s/ Yuen Kin Lo
Mr. Yuen Kin Lo

CUSIP No. G211OU 10 9	13G	Page 17 of 17 Pages

/s/ Pan Pan Hui
Ms. Pan Pan Hui

/s/ Yi Mei Liu
Ms. Yi Mei Liu

/s/ Yunxiao Zhao
Ms. Yunxiao Zhao